Exhibit 99.1

         Jeffery W. Yabuki Elected to MBIA Board of Directors

    ARMONK, N.Y.--(BUSINESS WIRE)--Aug. 11, 2005--MBIA Inc. (NYSE:MBI) announced today that Jeffery W. Yabuki, executive vice president and chief operating officer of H&R Block Inc., was elected to MBIA's Board of Directors. Mr. Yabuki has oversight responsibility for H&R Block's global tax business units, its financial services businesses, and digital products and services. In addition, he oversees several H&R Block corporate functions including information technology, marketing, compliance, and corporate development.
    Recognized for his strategic leadership, Mr. Yabuki has spearheaded several key areas of differentiation for H&R Block including the expansion of its integrated tax and financial services strategy and the launch of H&R Block branded services to the digital tax marketplace. He joined H&R Block as president of international operations and was in that role from 1999 to 2001. Prior to joining H&R Block Inc., Mr. Yabuki was with American Express from 1987 to 1999 in a variety of management roles, most recently as chief executive officer of American Express Tax and Business Services.
    MBIA Board Member and Nominating/Corporate Governance Committee Chairperson Claire Gaudiani said, "Jeff's distinguished career brings experience and vision especially in the area of business expansion to MBIA's Board of Directors. His diverse background in business strategy, operations, sales, marketing, information systems and accounting offers a unique set of talents and resources complementing our strong board. We are proud to welcome him to MBIA."
    Mr. Yabuki has a Bachelor of Science degree in business administration from California State University at Los Angeles and is a certified public accountant. He holds CPA certificates in California and Minnesota, a NASD Series 7 license, and is a past member of the Minnesota Board of Accountancy. He also serves on the board of directors of PetsMart, Inc., a specialty retailer of pet food and supplies.
    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.

    CONTACT: MBIA Inc.
             Liz James, 914/765-3889